UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIRTRAN CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	68-0121636
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4125 South 6000 West, West Valley City, Utah 84128
(Address of Principal Executive Offices, including Zip Code)

CIRTRAN CORPORATION 2012 INCENTIVE PLAN and
INDIVIDUAL EMPLOYMENT PLAN GRANT
(Full title of the plan)

Iehab Hawatmeh, 4125 South 6000 West, West Valley City, Utah 84128
(Name and address of agent for service)

801-963-5112
(Telephone number, including area code, of agent for service)

Copies of all communications to:
James R. Kruse
Kevin C. Timken
Kruse Landa Maycock & Ricks, LLC
136 East South Temple Street, 21st Floor
Salt Lake City, Utah 84111
Telephone: (801) 531-7090
Telecopy: (801) 531-7091

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value
(“Common Stock”), issuable
under 2012 Incentive Plan	403,000,000	$0.0007(2)	$282,100	$32.33
Common Stock issuable under Individual
Employment Plan Grant	55,000,000	0.001	55,000	6.30
Total	458,000,000	--	$337,100	$38.63
____________________

(1)
The 2012 Incentive Plan authorizes the issuance of 350,000,000 shares, plus 34,400,000 shares available for grants under previous equity compensation plans approved by the stockholders, and an estimated 18,600,000 shares that may become available under previous plans if shares are not issued under previously granted options, as provided in such prior plans.  The individual plan grant is for 55,000,000 shares.  Pursuant to Rule 416, this registration statement also covers any additional shares of Registrant’s Common Stock that become issuable respecting the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)
Pursuant to Rule 457(h) of the Securities Act of 1933, the proposed maximum offering price per share for the purpose of calculating the registration fee related to the 2012 Incentive Plan is $0.0007, the average of the high and low prices reported on the Over the Counter Bulletin Board for May 29, 2012.  The registration fee for the shares issued under the Individual Employment Plan Grant is calculated using the actual price at which the registrant agreed to issue the shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (“SEC”) by CirTran Corporation, a Nevada corporation (file no. 000-49654) (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, are hereby incorporated by reference:

(1)           Annual Report on Form 10-K for the year ended December 31, 2011, filed April 16, 2012, and Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2011, filed April 30, 2012;

(2)           Current Report on Form 8-K filed March 27, 2012;

(3)           Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed May 21, 2012;

(4)           Description of the Company’s Common Stock contained in the registration statement on Form SB-2 (file no. 333-117466) filed July 19, 2004.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicate that all securities offered hereby have been sold, or that deregister all such securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, respecting any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Section 78.138 of the Nevada Revised Statutes provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (ii) his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.

Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.  Section 78.751 of the Nevada Revised Statutes provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees, or agents that have ceased to hold such positions and to their heirs, executors, and administrators.  Section 78.752 of the Nevada Revised Statutes empowers the corporation to purchase and maintain insurance or make other financial arrangements on behalf of a director, officer, employee, or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

Article VIII of the Company’s bylaws provides that the Company may indemnify directors, officers, employees, and agents of the Company to the extent authorized by the board of directors and in the manner set forth in the Company’s bylaws.  The bylaws provide, pursuant to Subsection 2 of Section 78.751, that the expenses of directors, officers, employees, and agents incurred in defending any action, suit, or proceeding, whether civil or criminal, may be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon approval by the majority vote of a quorum of the board of directors and upon delivery of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the corporation.  Article VIII of the bylaws also provides the Company’s directors, officers, employees, and agents may be indemnified against certain liabilities pursuant to a liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable.

Item 7.  Exemption from Registration Claimed

None.

Item 8.  Exhibits

Exhibit Number*	Title of Document	Location

Item 4	Instruments Defining the Rights of Security Holders
4.01	Specimen Stock Certificate	Attached

4.02	Description of Securities	Incorporated by reference from the registration statement on Form SB-2 (file no. 333-117466) filed July 19, 2004

Item 5	Opinion re: Legality
5.01	Opinion of Kruse Landa Maycock & Ricks, LLC	Attached

Item 10	Material Contracts
10.43	CirTran Corporation 2012 Incentive Plan	Attached

Item 23	Consents of Experts and Counsel
23.01	Consent of Hansen, Barnett & Maxwell, P.C., independent registered public accounting firm	Attached

23.02	Consent of Kruse Landa Maycock & Ricks, LLC	Included in 5.01 above
_______________
*	The number preceding the decimal indicates the applicable SEC reference number in Item 601, and the number following the decimal indicates the sequence of the particular document.

Item 9.  Undertakings

           Undertaking Required by Item 512(a) of Regulation S-K:  The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

  (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

  (iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Item 512(b) of Regulation S-K:  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Undertaking Required by Item 512(h) of Regulation S-K:  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of June, 2012.

CIRTRAN CORPORATION

By:	/s/ Iehab Hawatmeh
Iehab Hawatmeh
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 1st day of June, 2012:

/s/ Iehab Hawatmeh
Iehab Hawatmeh
Director, Chief Executive Officer, and Principal Financial and Accounting Officer

/s/ Kathryn Hollinger
Kathryn Hollinger
Director

/s/ Fadi Nora
Fadi Nora
Director